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                    October 14, 2022

       Oluyemi Okupe
       Chief Financial Officer
       Hims & Hers Health, Inc.
       2269 Chestnut St., #523
       San Francisco, CA 94123

                                                        Re: Hims & Hers Health,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-38986

       Dear Oluyemi Okupe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services